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Exhibit 99
                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE FOURTH QUARTER OF FISCAL 2011

Red Bank, N.J. November 15, 2011 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the fourth quarter of fiscal 2011 which appear below compared with the fourth quarter of fiscal 2010.

                            4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                            Ended 10/31/2011   Ended 10/31/2010     Change
                            ----------------   ----------------   ----------
German Royalties Received     $6,042,056         $5,342,026       + 13.10%
Net Income                    $5,866,147         $5,168,831       + 13.49%
Net Income per Unit             $0.64               $0.56         + 14.29%
Distribution per Unit           $0.64               $0.56         + 14.29%


Net income in the fourth quarter of 2011 was higher than the fourth quarter of 2010 due to higher gas prices, higher gas sales and higher average
exchange rates.   The Trust receives nearly all of its royalties under two
royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Relevant details are shown below.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                           Ended 10/31/2011   Ended 10/31/2010     Change
                           ----------------   ----------------   ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)              10.021             8.599           + 16.54%
Gas Prices (Ecents/Kwh)(2)      2.5102            2.2021           + 13.99%
Gas Prices ($/Mcf)(3)           $10.04            $ 8.36           + 20.10%
Average Exchange Rate (4)       1.3938            1.3262           +  5.10%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 28.671            23.094           + 24.15%
Gas Prices (Ecents/Kwh)         2.7998            2.3395           + 19.68%
Gas Prices ($/Mcf)              $10.89            $ 8.66           + 25.75%
Average Exchange Rate           1.3929            1.3305           +  4.69%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers


Compared to the prior year, Trust expenses for the fourth quarter of fiscal 2011 increased 6.63% to $186,899 from $175,273 in the fourth quarter of fiscal 2010 due to higher Trustee fees as mandated by the terms of the Trust Agreement.




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Net income for fiscal 2011 was higher than fiscal 2010 due primarily to significant increases in average gas prices under the Mobil and OEG Agreements and minor increases in the average exchange rates. While gas sales under the Mobil Agreement declined by less than 1%, overall gas sales increased by 4.08%. The comparison of the relevant periods is shown below.

                             Fiscal Year         Fiscal Year      Percentage
                           Ended 10/31/2011    Ended 10/31/2010     Change
                           ----------------    ----------------   ----------

German Royalties Received     $25,148,523        $19,645,331       + 28.01%
Net Income                    $24,195,907        $18,720,265       + 29.25%
Net Income per Unit              $2.63              $2.04          + 28.92%
Distribution per Unit            $2.63              $2.04          + 28.92%


The table below shows the anticipated royalties in Euros payable during the first quarter of fiscal 2012 based on the actual royalties paid to the Trust during the fourth quarter of fiscal 2011. The amounts shown in dollars are
approximated based on the current exchange rate of 1.3659.   Actual royalty
income in dollars will be based on exchange rates applied on the day funds are transferred, which occurs immediately upon receipt. In addition, there may be a positive adjustment to January's anticipated royalties based on actual sales during the fourth calendar quarter of 2011.

Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    November           Euros 1,490,935        $2,036,468          $0.22
    December           Euros 1,490,935        $2,036,468          $0.22
    January            Euros 1,490,935        $2,036,468          $0.22
------------------------------------------------------------------------------


Efforts to resolve questions with EMPG, the operator in Germany, over royalty calculations for the calendar year 2008 are continuing. An unresolved dispute concerns the possible right of the Trust to royalties on amounts received on the sale of the pipeline system used to distribute gas produced in the royalty area. A parallel royalty holder has commenced litigation concerning this matter and the Trust is considering its alternatives. There is no assurance that a claim will be made by the Trust or, if made, that there will be any recovery.

The 2012 Annual Meeting is scheduled to begin at 10:30 A.M. on February 14,
2012.

The previously declared distribution of 64 cents per unit will be paid on November 30, 2011 to owners of record as of November 15, 2011. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.


          Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements, which address future expectations and events or conditions concerning the Trust, are subject to certain
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          risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward looking statements, including the risks and uncertainties set forth in the Trust's most recent Form 10-K.